CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 31, 2016, relating to the financial statements and financial highlights of AlphaCentric Asset Rotation Fund, AlphaCentric Income Opportunities Fund, AlphaCentric Bond Rotation Fund, and AlphaCentric/IMFC Managed Futures Strategy Fund, each a series of Mutual Fund Series Trust, for the period March 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 26, 2016